AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 2007

                                                      REGISTRATION NO. 333-_____

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  METALINK LTD.
             (Exact name of Registrant as specified in its charter)

             ISRAEL                                            NOT APPLICABLE
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                                  METALINK LTD.
                    YAKUM BUSINESS PARK, YAKUM 60972, ISRAEL
                             TEL. (972)(9) 960-5555
   (Address and telephone number of Registrant's principal executive offices)

                            -------------------------

                                  METALINK INC.
                             ATTN.: MR. MOSHE PENSO
                          PEACHTREE POINTE OFFICE PARK
                         3260 POINTE PARKWAY, SUITE 400
                               NORCROSS, GA 30092
                               TEL. (678) 325 5430
            (Name, address and telephone number of agent for service)

                            -------------------------

    COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

           IDO ZEMACH, ADV.                          STEVEN J. GLUSBAND, ESQ.
  GOLDFARB, LEVY, ERAN, MEIRI & CO.                CARTER LEDYARD & MILBURN LLP
         EUROPE-ISRAEL TOWER                              2 WALL STREET
          2 WEIZMANN STREET                             NEW YORK, NY 10005
        TEL AVIV 64239, ISRAEL                          TEL: 212-238-8605
          TEL: 972-3-6089853                            FAX: 212-732-3232
         FAX: 972-3-608-9810

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [_]

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [_]

                              ---------------------

                         CALCULATION OF REGISTRATION FEE

                                                                 PROPOSED
                                                                 MAXIMUM          PROPOSED MAXIMUM      AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE        AMOUNT TO     AGGREGATE PRICE         AGGREGATE        REGISTRATION
               REGISTERED                    BE REGISTERED       PER UNIT          OFFERING PRICE        FEE (4)
---------------------------------------        ---------          -----             -----------         -------
Ordinary shares, par value NIS 0.1 per
share                                          3,200,000          $7.08 (1)         $22,656,000         $695.54
Ordinary shares, par value NIS 0.1 per
share                                            960,000 (2)      $8.00 (3)         $ 7,680,000         $235.78
                                               ---------          -----             -----------         -------
Total                                          4,160,000            N/A             $30,336,000         $931.32

(1) Estimated pursuant to Rule 457(c) solely for the purpose of computing the amount of the registration fee on the basis of the average of the low and high prices ($7.0 and $7.16) of an ordinary share as reported by the NASDAQ Global market on August 10, 2007.

(2) The number of ordinary shares registered hereunder is based upon the maximum number of ordinary shares of the registrant that are issuable upon the exercise of the warrants. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the amount to be registered also includes an indeterminate number of ordinary shares issuable as a result of stock splits, stock dividends, recapitalizations or similar events.

(3) Estimated pursuant to Rule 457 (g) solely for the purpose of computing the amount of the registration fee.

(4) Calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: proposed maximum aggregate offering price multiplied by .0000307.

                              ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             PRELIMINARY PROSPECTUS

                  SUBJECT TO COMPLETION, DATED AUGUST 14, 2007

                                  METALINK LTD

                            4,160,000 ORDINARY SHARES

     This prospectus relates to up to 4,160,000 of our ordinary shares that the selling shareholders named in this prospectus or their transferees may offer and sell from time to time. Of the 4,160,000 ordinary shares offered hereby, 3,200,000 ordinary shares were issued to the selling shareholders and up to 960,000 ordinary shares are issuable upon the exercise of warrants. Such ordinary shares and warrants were issued to the selling shareholders pursuant to Purchase Agreements, dated August 6, 2007, which are more fully described under the heading "Selling Shareholders." We are registering the ordinary shares for disposition by the selling shareholders pursuant to commitments to the selling shareholders. The registration of the ordinary shares does not necessarily mean that the selling shareholders or their transferees will offer or sell their shares.

     We will not receive any additional proceeds from the sale by the selling shareholders of the ordinary shares offered by this prospectus, and will bear all expenses in connection with the preparation of this prospectus. We will receive the proceeds from the exercise of the warrants, if and when they are exercised.

     Our ordinary shares are traded on the NASDAQ Global Market under the symbol "MTLK." On August 13, 2007, the last reported closing price of an ordinary share on the NASDAQ Global Market was $7.00.

     INVESTING IN OUR ORDINARY SHARES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE ORDINARY SHARES OF METALINK LTD.

                                ----------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        Prospectus dated August 14, 2007

                                TABLE OF CONTENTS

                                                                        Page

About This Prospectus                                                     2
Notice regarding Forward-Looking Statements                               3
Prospectus Summary                                                        3
Risk Factors                                                              5
Capitalization and Indebtedness                                          24
Use of Proceeds                                                          24
Market Price Data                                                        24
Selling Shareholders                                                     26
Offer Statistics, Expected Time Table and Plan of Distribution           29
Expenses Associated with the Registration                                32
Foreign Exchange Controls and Other Limitations                          32
Experts                                                                  32
Legal Matters                                                            33
Material Changes                                                         33
Where You Can Best Find More Information; Incorporation of Certain
Information by Reference                                                 33
Enforceability of Civil Liabilities                                      34

                              ABOUT THIS PROSPECTUS

     This prospectus provides you with a general description of the shares the selling shareholders identified in this prospectus may offer. You should read both this prospectus together with the additional information described under the heading "Where You Can Best Find More Information; Incorporation of Certain Information by Reference."

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities in any state or jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of its date, and you should not assume that the information in this prospectus is accurate as of any other date.

     We are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

     We publish annually an annual report on our website containing financial statements that have been examined and reported on, with an opinion expressed by, a qualified independent auditor or certified public accountant. We prepare our financial statements in United States dollars and in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. All references to "dollars" or "$" in this prospectus are to U.S. dollars, and all references to "shekels" or "NIS" are to New Israeli Shekels.

     In this prospectus, "we", "us", "our", the "Company" and "Metalink" refer to Metalink Ltd., an Israeli company, and its subsidiaries, unless otherwise indicated.

                   NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated in it by reference contain forward-looking statements, which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as "may," "will," "should," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential" or the negative of such terms, or other comparable terminology. These statements reflect our views, current as of the time expressed, with respect to future events and are based on assumptions and are subject to risks and uncertainties.

     Except as required by applicable law, including the securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise and we disclaim any obligation to publicly revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based. To the extent forward-looking statements that we incorporate by reference express views as to particular events, conditions or circumstances that may conflict or be inconsistent with each other, the most recent such statement supersedes earlier views.

     Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption "Risk Factors" and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

                               PROSPECTUS SUMMARY

     YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION ABOUT US, THE DESCRIPTION OF THE ORDINARY SHARES THAT MAY BE SOLD FROM TIME TO TIME, AND OUR FINANCIAL STATEMENTS AND THE NOTES TO THEM, ALL OF WHICH APPEAR ELSEWHERE IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                                  METALINK LTD.

     We were incorporated under the laws of the State of Israel in 1992. We sell digital subscriber line (DSL) chipsets used by manufacturers of telecommunications equipment. We also design and develop high-throughput wireless local area network (HT-WLAN) chipsets. These products enable transport of digital broadband media including video, voice and data at significantly higher rates than conventional wireless local area networking (WLAN) solutions.

Our principal executive offices are located at Yakum Business Park, Yakum 60972, Israel, and our telephone number at such address is 972-9-960-5555. Our address on the Internet is www.mtlk.com. INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

                                               THE OFFERING

Ordinary shares
offered 4,160,000 shares (including 960,000 shares issuable upon exercise of warrants).

NASDAQ Global
Market symbol       "MTLK"

Use of proceeds     We will not receive any proceeds from the sale of the
                    ordinary shares offered hereby. We will, however, receive the proceeds from the exercise of the warrants if and when they are exercised, which we will use for working capital and general corporate purposes.

Ordinary shares
outstanding (as of
August 9, 2007)     23,376,532 shares (excludes up to 960,000 shares issuable
                    upon exercise of warrants).

Risk Factors        Prospective investors should carefully consider the "Risk
                    Factors" beginning on page 5 before buying the ordinary shares offered hereby.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE DECIDING TO PURCHASE, HOLD OR SELL OUR STOCK. SET FORTH BELOW ARE THE MOST SIGNIFICANT RISKS, AS IDENTIFIED BY OUR MANAGEMENT, BUT WE MAY ALSO FACE RISKS IN THE FUTURE THAT ARE NOT PRESENTLY FORESEEN. OUR BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION COULD BE MATERIALLY AND ADVERSELY AFFECTED BY THESE AND OTHER RISKS. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE MAKING ANY INVESTMENT DECISION REGARDING OUR COMPANY.

                   RISKS RELATED TO OUR BUSINESS AND INDUSTRY

WE HAVE A HISTORY OF OPERATING LOSSES.

     We have incurred significant operating losses since our inception, and we may not achieve operating profitability in the foreseeable future. We reported operating losses of approximately $14.3 million for the year ended December 31, 2004, $17.5 million for the years ended December 31, 2005 and 2006, each. As of December 31, 2006, our accumulated deficit was approximately $92.9 million. We reported revenues of approximately $14.5 million for the year ended December 31, 2006. Our revenues may not grow and are likely to decline in the forseeable future. Moreover, even if we are successful in increasing our revenues, we may be delayed in doing so. If our revenues do not increase to keep pace with our expenses or if our expenses increase at a greater pace than our revenues, we will not be able to achieve profitability on a quarterly or annual basis. This is likely to have an adverse impact on the value of our stock.

OUR STRATEGIC DECISION TO SHIFT THE COMPANY'S EFFORTS AWAY FROM DSL CHIPSETS, IN ORDER TO FOCUS ON DEVELOPING HIGH-THROUGHPUT WIRELESS LOCAL AREA NETWORK (HT-WLAN) CHIPSETS, WILL REQUIRE US TO UTILIZE A SIGNIFICANT AMOUNT OF RESOURCES, EVEN THOUGH THE RESULTS OF OUR STRATEGY ARE UNCERTAIN.

     As we transition away from the digital subscriber line, or DSL, chipset market, most of our research and development resources are allocated to developing high-throughput wireless local area network (HT-WLAN) chipsets. As a result, our research and development resources allocated for DSL chipsets are significantly reduced. However, we cannot be certain that the results of our HT-WLAN research and development efforts will yield any revenues in the future. Our success with the wireless product line may also be challenged by, among other things, new technological barriers associated with wireless technologies, and sales and marketing challenges associated with penetrating a new market, particularly, since we have no previous track record in providing such services or products. We expect that our revenues will be adversely affected as sales of our DSL chipsets decline and revenues from HT-WLAN are not yet realized.

OUR REVENUE GROWTH DEPENDS ON THE SUCCESS OF OUR HIGH-THROUGHPUT WLAN PRODUCTS.

     Our revenue growth will be dependent upon revenues generated by high-throughput WLAN products. Because this is a new product and market for us, we do not know and are unable to predict whether the development phase will succeed or that we will succeed in selling HT-WLAN products in the future.

IF THE MARKET FOR HT-WLAN SOLUTIONS DOES NOT DEVELOP, WE WILL NOT BE ABLE TO SELL ENOUGH OF OUR CHIPSETS TO ACHIEVE, SUSTAIN OR INCREASE PROFITABILITY.

     Sales of our WLANPlus products are dependent, among other things, on the development of the HT-WLAN market, and specifically networking and consumer electronics manufactures of products incorporating HT-WLAN (based on the 802.11n standard draft) such as residential gateways, access points, television sets, digital video recorders, digital video disks, advanced set top boxes, and media adaptors. If the market for digital and online entertainment, including on-demand gaming, music and video services based on HT-WLAN chipsets does not develop to incorporate our products, our financial condition, results of operations, and prospects would be adversely affected.

SUBSTANTIAL SALES OF OUR HT-WLAN CHIPSETS WILL NOT OCCUR UNLESS END-CUSTOMERS INCLUDING CONSUMER ELECTRONICS VENDORS INCORPORATE OUR CHIPSETS IN THEIR PRODUCTS.

     The success of our products is dependent upon the decision by end-customers, including consumer electronics vendors, to incorporate our chipsets in their products. Factors that may impact such sale include:

     o challenges of interoperability among HT-WLAN based products, which may affect sales of the products in which our chipsets are contained;

     o government regulations, and a longer than anticipated 802.11n standard approval process;

     o a prolonged acceptance process for our HT-WLAN chipsets, including laboratory testing, technical trials, marketing trials, initial commercial deployment and full commercial deployment. During this process we are subject to numerous tests and trials, at any stage of which we may be stopped from continuing to the final stage of commercial deployment. Moreover, the abovementioned process may take longer and consume more of our resources than expected for reasons we can not anticipate;

     o the development of a viable business model for networking and consumer electronics products based on our chipsets; and

     o cost constraints, such as space and power requirements, which may affect purchases of our chipsets.

A SLOWDOWN IN THE TELECOMMUNICATIONS INDUSTRY WOULD ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

     Telecommunications service providers and their customers are the principal end-users of substantially all of our wireline products. From time to time, the telecommunications industry in much of the world, including in our principal markets, has experienced significant downturns, resulting in decreases and delays in the procurement and deployment of new telecommunications equipment. It is likely that any prolonged and substantial curtailment of growth in the telecommunications industry will have an adverse effect, which may be material, upon us. Any such curtailment may result from circumstances unrelated to us or our product offerings and over which we have no control. In addition, a market perception that these conditions could have an impact on our company may harm the trading prices of our shares, whether or not our business and results of operations are actually affected.

     During 2006 we maintained approximately the same level of revenues as in 2005, representing a significant decline compared to 2004. We are unable to forecast accurately the timing of any long-term industry downturns or recoveries, or the duration of such downturns or recoveries. However, as our resources allocated for DSL were reduced significatly, we expect our revenues from DSL to significant decline, and also that our position in the DSL chipset market may be adversely affected by competition from other companies that continue to invest in research and development for their DSL chipset products.

OUR QUARTERLY OPERATING RESULTS ARE VOLATILE. THIS MAY CAUSE OUR SHARE PRICE TO DECLINE.

     Our quarterly operating results and revenues have varied significantly in the past and are likely to vary significantly in the future. These variations result from a number of factors, many of which are substantially outside of our control, including:

     o Our revenues depend upon the size, timing and shipment of orders for our chipsets, especially large orders from certain customers. We do not receive orders in the same amounts each quarter;

     o Our customers may not accurately forecast their needs or efficiently manage their inventory positions;

     o Our limited order backlog makes revenues in any quarter substantially dependent on orders received and delivered in that quarter;

     o    Customers may cancel or postpone orders in our backlog;

     o The timing and level of market acceptance for existing chipsets, chipsets under development and new applications, or chipsets introduced by us or by our competitors, is uncertain;

     o The need to enter new markets and expand our current markets may delay revenues and cause additional expenses;

     o The effectiveness of our customers in marketing and selling their equipment;

     o Our profitability can be affected by the payment of royalties and commissions to subcontractors such as intellectual property vendors or sales representatives;

     o    Changes in pricing by us or by our competitors;

     o Unfavorable changes in the prices of the components we purchase or license;

     o The fact that only a small portion of our expenses vary with our revenues, if revenue levels for a quarter fall below our expectations, our earnings will decrease;

     o A delay in the receipt of revenue arising from postponement of orders by customers or, shipping delays of existing orders, even from one customer, may have a significant negative impact on our results of operations for a given period. We have experienced such delays in the past, and our results of operations for those periods were, as a result, negatively affected;

     o The mix of chipsets sold and the mix of sales channels through which they are sold;

     o Changes in resource allocation by our customers due to their operating budget cycles;

     o Deferrals of customer orders in anticipation of new applications or new chipsets introduced by us or by our competitors;

     o    Delays in delivery by the subcontractors who manufacture our chips;

     o    New definition of products needed for the markets we address;

     o    Inventory write-offs and impairment of assets;

     o    General economic and market sector conditions.

     Because of historical variations in our quarterly operating results, a period-to-period comparison of our results of operations may not be reliable as an indicator of future performance.

     Accordingly, our operating results may be below public expectations in future fiscal periods. Our failure to meet these expectations may cause our share price to decline.

WE MAY NEED TO RAISE ADDITIONAL FUNDS, WHICH MAY NOT BE AVAILABLE.

     While we expect that our cash and cash equivalents will be sufficient to meet our working capital and capital expenditure needs for at least the next twelve months, we can not be certain that such funds will be sufficient. We may need to raise additional funds in the future for a number of uses, including:

     o    expanding research and development programs;

     o    hiring additional qualified personnel;

     o    general working capital;

     o    implementing further marketing and sales activities; and

     o    acquiring complementary businesses.

     We may not be able to obtain additional funds on acceptable terms or at all. If we cannot raise needed funds on acceptable terms, we may not be able to:

     o    develop new products;

     o    enhance our existing products;

     o    remain current with evolving industry standards;

     o    take advantage of future opportunities; or

     o    respond to competitive pressures or unanticipated requirements.

THE LOSS OF ONE OR MORE OF OUR KEY CUSTOMERS WOULD RESULT IN A SIGNIFICANT LOSS OF REVENUES.

     Historically, relatively few customers have accounted for a large percentage of our net revenues. Our business will be negatively impacted if revenue projections from these customers fall short, or if we experience a loss of any significant customer, particularly, ECI Telecom Ltd., Murata Elettronica S.P.A, Tellabs Oy, or Tellion Inc., or suffer a substantial reduction in orders from these customers. In 2006, four customers, ECI , Murata, Tellabs and Tellion, each accounted for more than 10% of our revenues, and collectively accounted, directly and through their respective manufacturing subcontractors, for an aggregate of 52% of our revenues. We cannot be certain that these customers will maintain these levels of purchases or that they will elect to continue working with us. We do not have contracts with any of our customers that obligate them to continue to purchase our chipsets, and these customers could cease purchasing our chipsets at any time. We expect that sales of our chipsets to certain key customers will continue to account for a significant portion of our net revenues for the foreseeable future.

IF THE MARKET FOR WI-FI SOLUTIONS DOES NOT CONTINUE TO DEVELOP, WE WILL NOT BE ABLE TO SELL ENOUGH OF OUR CHIPSETS TO ACHIEVE, SUSTAIN OR INCREASE PROFITABILITY.

     HT-WLAN solutions compete with a variety of different broadband access technologies in home networking, including BPL- Broadband over Power Lines, HomePNA - Home Phoneline Networking Alliance - broadband over existing home telephone or coax wiring, MoCA - Multimedia over Coax Alliance, UWB - Ultra-Wideb. If any technology that competes with HT-WLAN (based on the 802.11n standard draft) technology is more reliable, faster or less expensive, and reaches more customers, or has other advantages over HT-WLAN technology, the demand for our chipsets will be limited, and we may not sell enough of our chipsets to achieve, sustain or increase profitability. Furtehrmorwe, if the market for 802.11n standard draft products will not evolve, our business result will be severly harmed.

SUBSTANTIAL SALES OF OUR CHIPSETS WILL NOT OCCUR UNLESS END-CUSTOMER TELECOMMUNICATIONS SERVICE PROVIDERS INCREASINGLY DEPLOY DSL SYSTEMS.

     The success of our DSL products is dependent upon the decision by end-customer telecommunications service providers to deploy DSL systems that include our chipsets and the timing of the deployment. Factors that may impact such deployment include:

     o a prolonged approval process, including laboratory tests, technical trials, marketing trials, initial commercial deployment and full commercial deployment. During this process we are subject to numerous tests and trials, under which we may not continue to the final stage of commercial deployment. Furthermore, this process may take longer to conclude than expected, for reasons we can not anticipate;

     o the development of a viable telecommunications service provider business model for DSL systems and services, including the capability to market, sell, install and maintain DSL systems and services;

     o cost constraints, such as installation costs and space and power requirements at the telecommunications service provider's central office, which may affect purchases of DSL systems that contain our chipsets;

     o varying and uncertain conditions of the local loop, including the size and length of the copper wire, electrical interference and interference with existing voice and data telecommunications services;

     o challenges of interoperability among DSL equipment manufacturers' products, which may affect sales of the systems in which our chipsets are contained; and

     o government regulations, including regulations of telecommunications service providers' rates and ability to recapture capital expenditures on DSL systems by governments in the United States and around the world.

     If telecommunications service providers do not expand their deployment of DSL systems or if additional telecommunications service providers do not offer DSL services our results of operations and prospects will be harmed.

CHANGES IN CURRENT TELECOMMUNICATIONS LAWS OR REGULATIONS OR THE IMPOSITION OF NEW LAWS OR REGULATIONS COULD IMPEDE THE SALE OF OUR PLANNED WIRELESS PRODUCTS OR OTHERWISE HARM OUR BUSINESS.

     Wireless networks can only operate in the frequency bands, or spectrum, allowed by regulators and in accordance with rules governing how the spectrum can be used. The Federal Communications Commission, or the FCC, in the United States, as well as regulators in other countries, have broad jurisdiction over the allocation of frequency bands for wireless networks. Our business relies on the FCC and international regulators to provide sufficient spectrum and usage rules. For example, countries such as China, Japan and Korea heavily regulate all aspects of their wireless communications industries, and may restrict spectrum allocation or usage, or may impose requirements that render our products or our customers' products unmarketable in these jurisdictions. If this were to occur, it would make it difficult or impossible for us to sell our products in that region. In addition, some of our chipsets will operate in the 5 gigahertz, or GHz band, which is also used by government and commercial services such as military and commercial aviation. The FCC and European regulators have traditionally protected government uses of the 5GHz bands by setting power limits and indoor and outdoor designation and requiring that wireless local area networking devices not interfere with other users of the band such as government and civilian satellite services. Changes in current laws or regulations, reversal of usage rights, or the imposition of new laws and regulations regarding the allocation and usage of the 5GHz band on us, our customers or the industries in which we operate may materially and adversely impact the sales of our products and our business, financial condition and results of operations.

EVOLVING AND CURRENT INDUSTRY STANDARDS FOR DSL AND WIRELESS TECHNOLOGIES COULD AFFECT THE END-MARKET FOR OUR PRODUCTS.

     Evolving and current industry standards for DSL and wireless technologies may affect the end-market for our DSL products. In particular this may have an adverse effect on our very high-speed digital subscriber line, or VDSL, and wireless business. For example, with regard to VDSL technology, in 2004, the International Telecommunication Union or ITU reached agreement on a new global standard that specifies the application of the two main technologies used for encoding signals for DSL - Discrete MultiTone (DMT) technology and Quadrature Amplitude Modulation (QAM) - to VDSL technology. However, in May 2005 the ITU ratified a VDSL2 standard based on the existing ADSL2 and VDSL standards that specify DMT modulation only. Our existing VDSL chipsets are based on QAM. Currently, most of the future deployment of VDSL chipsets require only the VDSL2 standard of DMT. Thus, our VDSL sales suffer from lack of demand, and shall continue to be adversely affected in the future. With regard to wireless products, we design our products to conform to the IEEE (Institute of Electrical and Electronics Engineers, Inc.) recently adopted draft 802.11n specification. We also depend on industry groups such as the WiFi Alliance to certify and maintain certification of our products. Our WLANPlus chipset has recently received the Wi-Fi Certified 802.11n draft 2.0 Certification from the WiFi Alliance. However, the certification is based on draft 2.0, which means that we may need to modify our WLANPlus chipset in order to conform to the final standard that is expected to be ratified by IEEE in 2008. As we plan to supply products based on 802.11n draft 2.0, any change to the standard may have a material adverse effect on our operations.

     If our customers adopt new or competing industry standards with which our products will not be compatible, or such industry groups fail to adopt standards with which our products will be compatible, or if we are unable to complete development of products based on the draft specification on a timely basis, or if we commence to supply products prior to the adoption of final standards, our business and operations may be materailly adversly affected, including, among other things, as a result of recalls of our products and adverse effects on our rights in such technology.

IF THE ORIGINAL EQUIPMENT MANUFACTURERS AND ORIGINAL DESIGN MANUFACTURERS THAT UTILIZE OUR CHIPSETS ARE NOT SUCCESSFUL IN SELLING THEIR SYSTEMS, SALES OF OUR CHIPSETS WILL DECLINE SIGNIFICANTLY.

     We rely upon equipment manufacturers and design manufacturers to integrate our chipsets into their systems. If their systems are not successful, or they choose not to purchase our chipsets, or they fail to incorporate our chipsets into their systems, we will not be able to sell our chipsets to them in substantial quantities. Moreover, they may fail to market or sell their systems successfully. Their systems may be unsuccessful for a large number of reasons, substantially all of which are beyond our control.

OUR CHIPSETS MAY NOT ADEQUATELY SERVE THE NEEDS OF END USERS.

     Our chipsets are sold primarily through original equipment manufacturers, or OEMs. Thus, the feedback that we receive with respect to the field performance of our chipsets from telecommunication service providers and their users may be limited. This may impair our ability to design chipsets that are responsive to the needs of the end users of our chipsets. This may harm the market acceptance of our chipsets.

IF WE DO NOT ACHIEVE "DESIGN WINS" WITH EQUIPMENT MANUFACTURERS OR WITH DESIGN MANUFACTURERS DURING THE DESIGN STAGE OF A NEW PRODUCT, WE MAY BE UNABLE TO SECURE PRODUCTION ORDERS FROM THESE CUSTOMERS IN THE FUTURE.

     We sell our products directly to OEMs, who include our chipsets in their products, and we intend to sell our products also to original design manufacturers, or ODMs, who include the chipsets in the products they supply to OEMs. Our products are generally incorporated into our customers' products at the design stage. As a result, we rely on OEMs\ODMs to design our products into the products they sell. Once a DSL or a wireless equipment manufacturer has designed its system to include a particular supplier's chip set, the equipment manufacturer may be reluctant to change its source of chipsets. Furthermore, even if an OEM\ODM designs one of our products into its product offering, we cannot be assured that its product will be commercially successful, that we will receive any revenue from that manufacturer or that a successor design will include one of our products. Accordingly, the failure to secure a customer contract or commitment to collaborate at the development stage or to develop and test our chipsets within their system could create barriers to future sales opportunities. The absence of such equipment manufacturer and/or design manufacturer relationships would negatively affect our ability to achieve long-term success.

WE MUST DEVELOP NEW CHIPSETS AND NEW APPLICATIONS FOR OUR EXISTING CHIPSETS TO REMAIN COMPETITIVE. IF WE FAIL TO DO SO ON A TIMELY BASIS, WE MAY LOSE MARKET SHARE.

     The markets for DSL and wireless solutions such as ours are characterized by:

     o    rapid technological changes;

     o    frequent new product introductions;

     o    changes in customer requirements; and

     o    evolving industry standards.

     Accordingly, our future success will depend, to a substantial extent, on our ability to:

     o    invest significantly in research and development;

     o develop, introduce and support new chipsets and new applications for existing chipsets on a timely basis;

     o    gain market acceptance of our chipsets;

     o    implement successful cost reduction activities;

     o    anticipate customer requirements; and

     o    comply with industry standards.

     As we invest most of our research and development resources in the development of HT-WLAN chipsets, we expect to lose our market share in DSL to our competitors and our revenues from DSL products will therefore decline.

BECAUSE COMPETITION IN THE MARKET FOR OUR SOLUTIONS IS INTENSE, WE MAY LOSE MARKET SHARE, AND WE MAY BE UNABLE TO ACHIEVE OR MAINTAIN PROFITABILITY.

     Our market is highly competitive, and we expect competition to intensify in the future. We may not be able to compete effectively in our market, and we may lose market share to our competitors. Our principal competitors in the DSL market include Conexant Systems, Inc., Ikanos Communications Inc., Infineon Technologies AG, and Mindspeed Technologies, Inc. Our competitors in the wireless LAN market include Atheros Communications, Inc., Broadcom Corporation, Conexant Systems, Inc., Intel Corporation, Marvell Technology Group Ltd., Qualcomm Inc. (formerly Airgo Networks, Inc.), Ralink Technology Corp. and Texas Instruments Incorporated. We expect to continue to face competition from these and other competitors. Larger companies with substantial resources, brand recognition and sales channels may form alliances or merge with, or acquire competing chip set providers and emerge as significant competitors. In addition, competitors may bundle their products or incorporate a DSL or a wireless chip set component into existing products in a manner that renders our chipsets obsolete.

COMPETITION MAY RESULT IN LOWER PRICES AND A CORRESPONDING REDUCTION IN OUR ABILITY TO RECOVER OUR COSTS. THIS MAY IMPAIR OUR ABILITY TO ACHIEVE OR MAINTAIN PROFITABILITY.

     We expect that price competition among DSL and wireless chip set suppliers will reduce our gross margins in the future. We anticipate that average selling prices of our chipsets will continue to decline as product technologies mature. Since we do not manufacture our own chipsets, we may be unable to reduce our manufacturing costs in response to declining average per unit selling prices. Many of our competitors are larger and have greater resources than we do. These competitors may be able to achieve greater economies of scale and may be less vulnerable to price competition. Declines in average selling prices will generally lead to declines in gross margins for chipsets. If we are unable to recover costs, we will be unable to achieve profitability.

IN ORDER TO ATTAIN AND MAINTAIN PROFITABILITY, WE MUST MANAGE OUR RESOURCES EFFECTIVELY IN A VOLATILE MARKET.

     We had 154 employees at December 31, 2005 and 162 employees at December 31, 2006. The growth of our business has placed, and will continue to place, a strain on our managerial, operational and financial resources. We must also implement sophisticated control systems. We cannot assure you that our management team will be able to work together effectively to manage our organization as a public company.

     To manage resources effectively, we must:

     o improve and expand our management information systems (MIS) from time to time.

     o as a company with publicly traded shares, adopt additional processes to ensure compliance with securities regulations;

     o hire, train, manage and retain qualified employees for current business and especially when the business is growing, and, when industry conditions decline, reduce the workforce; and

     o effectively manage relationships with our customers, subcontractors, suppliers and other third parties.

     We cannot assure you that we have made adequate allowances for the costs and risks associated with these requirements, that our current and future systems, procedures or controls will be adequate to support our operations or that our management will be able to offer and expand our product categories successfully. Any delay in implementing, or transitioning to, new or enhanced systems, procedures or controls may seriously harm our ability to record and report financial and management information on a timely and accurate basis or otherwise manage our expanding operations. If we are unable to do so effectively, our revenues may not increase, our costs of operations may increase and our business may be harmed.

BECAUSE WE OPERATE IN INTERNATIONAL MARKETS, WE ARE SUBJECT TO ADDITIONAL RISKS.

     We currently offer our chipsets in a number of countries, through independent sales representatives and distributors, and we intend to enter additional geographic markets. Our business is subject to risks which often characterize international markets, including:

     o    potentially weak protection of intellectual property rights;

     o    economic and political instability;

     o    import or export licensing requirements;

     o    trade restrictions;

     o    difficulties in collecting accounts receivable;

     o    longer payment cycles;

     o    unexpected changes in regulatory requirements and tariffs;

     o seasonal reductions in business activities in some parts of the world, such as during the summer months in Europe;

     o    the impact of regional epidemics;

     o    fluctuations in exchange rates;

     o    potentially adverse tax consequences; and

     o    language and cultural differences.

     These risks may impair our ability to generate revenues from our increased global sales efforts.

BECAUSE OF OUR LONG PRODUCT DEVELOPMENT PROCESS AND SALES CYCLE, WE MAY INCUR SUBSTANTIAL EXPENSES BEFORE WE EARN ASSOCIATED REVENUES.

     We incur substantial product development and marketing expenditures prior to generating associated revenues. We do not receive substantial orders for our chipsets during the period that potential customers test and evaluate our chipsets. This period typically lasts from six to twelve months or longer, and volume production of products that incorporate our chipsets typically does not begin until this test and evaluation period has been completed. As a result, a significant period of time may elapse between our product development and sales efforts and any realization by us of revenues from volume ordering of our chipsets by our customers, or we may never realize revenues from our efforts.

     BECAUSE WE DO NOT HAVE LONG-TERM CONTRACTS WITH OUR CUSTOMERS, OUR CUSTOMERS CAN DISCONTINUE PURCHASES OF OUR CHIPSETS AT ANY TIME, WHICH MAY ADVERSELY AFFECT OUR INVENTORY LEVELS.

     We sell our chipsets based on individual purchase orders. Our customers are not obligated by long-term contracts to purchase our chipsets. Our customers can generally cancel or reschedule orders upon short notice. Furthermore, achieving a design win with a customer does not necessarily mean that this customer will order large volumes of our products. A design win is not a binding commitment by a customer to purchase our chipsets. Rather, it is a decision by a customer to use our chipsets in the design process of that customer's products. A customer can discontinue using our chipsets at any time. We have experienced in the past cancellations or deferrals of purchase orders, and additional cancellations and deferrals may occur from time to time. We have historically placed firm orders for products with our foundries up to approximately 16 weeks prior to the anticipated delivery date and typically prior to receiving an order for the product. Therefore, our order volumes are based on our forecasts of demand from our customers. This process requires us to make multiple demand forecast assumptions, each of which may introduce error into our estimates. If we overestimate customer demand or incorrectly estimate product mix, we may allocate resources to manufacturing products that we may not be able to sell when we expect or at all. As a result, we would have excess inventory, which would harm our financial results. Conversely, if we underestimate customer demand or if insufficient manufacturing capacity is available, we would forgo revenue opportunities, lose market share and damage our customer relationships.

WE CURRENTLY RELY ON A LIMITED NUMBER OF SUBCONTRACTORS TO MANUFACTURE AND ASSEMBLE OUR CHIPS.

     We rely on a single subcontractor for the manufacture of a majority of the chips included in our chipsets and on a limited number of subcontractors for the assembly of finished chips and other related services. Our subcontractors manufacture, assemble and test our chips in Singapore, the Republic of China (Taiwan), Hong Kong, China, and the United States. These subcontractors currently have limited manufacturing capacity, which may be inadequate to meet our demand. If the operations of our subcontractors were halted, even temporarily, or if they were unable to operate at full capacity for an extended period of time, we could experience business interruption, increased costs, loss of goodwill and loss of customers. Delays in the manufacture of chipsets are typical in our industry, and we have experienced these delays in the past. The Asia-Pacific region has experienced significant earthquakes in the past and could be subject to additional seismic activities. Natural disasters, earthquakes, and regional epidemics, could also have a negative impact on our suppliers, and as a result significantly disrupt our operations.

WE ARE DEPENDENT UPON A LIMITED NUMBER OF SUPPLIERS OF KEY COMPONENTS.

     We currently obtain key components from a single supplier or from a limited number of suppliers. We generally do not have long-term supply contracts with our suppliers. These factors subject us to the following risks:

     o delays in delivery or shortages in components could interrupt and delay the manufacturing and delivery of our chipsets and may result in cancellation of orders by our customers;

     o suppliers could increase component prices significantly and with immediate effect;

     o we may not be able to develop alternative sources for chip set components, if and as required, in the future;

     o suppliers could discontinue the manufacture or supply of components used in our chipsets. In such event, we might need to modify our chipsets, which may cause delays in shipments, increased manufacturing costs and increased chipsets prices; and

     o we may hold more inventory than is immediately required to compensate for potential component shortages or discontinuance.

WE MAY EXPERIENCE DELAYS IN THE DELIVERY OF COMPONENTS FROM OUR SUPPLIERS.

     Delays and shortages in the supply of components are typical in our industry. We have experienced delays and shortages on more than one occasion in the past. In addition, failure of worldwide semiconductor manufacturing capacity to rise along with a rise in demand could result in our subcontract manufacturers allocating available capacity to other customers, including customers that are larger or have long-term supply contracts in place. Our inability to obtain adequate foundry capacity at acceptable prices, or any delay or interruption in supply, could reduce our revenues or increase our cost of revenue and could harm our business and results of operations.

THE EUROPEAN UNION HAS ISSUED DIRECTIVES RELATING TO THE SALE IN MEMBER COUNTRIES OF ELECTRICAL AND ELECTRONIC EQUIPMENT, INCLUDING PRODUCTS SOLD BY US. IF OUR PRODUCTS FAIL TO COMPLY WITH THESE DIRECTIVES, WE COULD BE SUBJECT TO PENALTIES AND SANCTIONS THAT COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

     A directive issued by the European Union on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, or "RoHS," came into effect on July 1, 2006. The RoHS directive lists a number of substances including, among others, lead, mercury, cadmium and hexavalent chromium, which must either be removed or reduced to within maximum permitted concentrations in any products containing electrical or electronic components that are sold within the European Union. Our products meet the requirements of the RoHS directive and we are making every effort in order to maintain compliance, without otherwise adversely affecting the quality and functionalities of our products.

     We, like other manufacturers, are dependent on our suppliers for certain components and sub-system modules to comply with these requirements, and we may be required to pay higher prices for components that comply with this directive. In addition, compliance with the RoHS directive may require us to undertake significant expenses with respect to the re-design of our products. We may not be able to pass these higher component costs or redesign costs on to our customers. We cannot be sure that we will be able to comply with these regulations on a cost effective basis or that a sufficient supply of compliant components will be available to us. Our inability or failure to comply with these regulations, including by reason of failure by our suppliers to comply with the directive, may restrict us for a period of time from conducting certain business in the European Union and could have a material adverse effect on our results of operations.

     A further directive on Waste Electrical and Electronic Equipment, or "WEEE," approved by the European Union in 2003, promotes waste recovery with a view to reducing the quantity of waste for disposal and saving natural resources, in particular by reuse, recycling and recovery of waste electrical and electronic equipment. The WEEE directive covers all electrical and electronic equipment used by consumers and electronic equipment intended for professional use. The directive, which partly came into effect in August 2005, requires that all new electrical and electronic equipment put on the market in European Union be appropriately labeled regarding waste disposal and contains other obligations regarding the collection and recycling of waste electrical and electronic equipment. We support the WEEE and conform the industry standard practices wherever practical. If we fail to maintain compliance, we may be restricted from conducting certain business in the European Union, which could adversely affect our results of operations.

     The countries of the European Union, as a single market for our products, accounted in 2006 for approximately 44% of our revenues. If our products fail to comply with WEEE or RoHS directives or any other directive issued from time to time by the European Union, we could be subject to penalties and other sanctions that could have a material adverse affect on our results of operations and financial condition.

UNDETECTED HARDWARE AND SOFTWARE ERRORS MAY INCREASE OUR COSTS AND IMPAIR THE MARKET ACCEPTANCE OF OUR CHIPSETS.

     Our chipsets may contain undetected errors. This may result either from errors we have failed to detect or from errors in components supplied by third parties. These errors are likely to be found from time to time in new or enhanced chipsets after commencement of commercial shipments. Because our customers integrate our chipsets into their systems with components from other vendors, when problems occur in a system/product it may be difficult to identify the component which has caused the problem. Regardless of the source of these errors, we will need to divert the attention of our engineering personnel from our product development efforts to address the detection of the errors. We may incur significant warranty and repair costs related to errors, and we may also be subject to liability claims for damages related to these errors. The occurrence of errors, whether caused by our chipsets or the components of another vendor, may result in significant customer relations problems and injury to our reputation and may impair the market acceptance of our chipsets.

OUR SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT, TRAIN AND RETAIN QUALIFIED ENGINEERS, SALES AND TECHNICAL SUPPORT PERSONNEL.

     As our business develops, we will need to hire additional engineers and highly trained technical support personnel in Israel, North America, Europe and in the Asia Pacific region. We currently have a small technical support staff. To support any growth, we will need to increase our technical staff to support new customers and the expanding needs of existing customers as well as our continued research and development operations.

     Hiring highly qualified engineers and technical support personnel is competitive in our industry, due to the limited number of people available with the necessary skills and understanding of our products. Our success depends upon our ability to attract, train and retain highly qualified engineers and technical support personnel.

     Our chipsets require a sophisticated marketing and sales effort targeted at several levels within a prospective customer's organization. As competition for qualified sales personnel continues, we may not be able to hire sufficient sales personnel to support our marketing efforts.

WE ARE DEPENDENT ON OUR KEY PERSONNEL, IN PARTICULAR TZVI SHUKHMAN, OUR CHIEF EXECUTIVE OFFICER, THE LOSS OF WHOM WOULD NEGATIVELY AFFECT OUR BUSINESS.

     Our future success depends in large part on the continued services of our senior management and key personnel. In particular, we are highly dependent on the services of Tzvi Shukhman, our chairman and chief executive officer. All of our employees have entered into employment contracts with us except for Mr. Shukhman. Although Mr. Shukhman does not have an employment agreement, the shareholders voted in December 2006 to approve his service as chairman of the board and chief executive officer for an additional one-year period. We do not carry key person life insurance on our senior management or key personnel. Any loss of the services of Tzvi Shukhman, other members of senior management or other key personnel could negatively affect our business.

A SUBSTANTIAL AMOUNT OF THE COMPANY'S OUTSTANDING SHARES ARE HELD BY TWO INDIVIDUALS, WHO EXERT SIGNIFICANT CONTROL OVER THE COMPANY'S DIRECTION.

     On August 9, 2007, 10,528,654 of our ordinary shares (45.04%) were held by Messrs. Tzvi Shukhman and Uzi Rozenberg, who are directors of the Company. Mr. Shukhman is also our chairman and chief executive officer. As a result, if these shareholders acted together, they could exert significant influence on the election of our directors and on decisions by our shareholders on matters submitted to shareholder vote, including mergers, consolidations and the sale of all or substantially all of our assets. This concentration of ownership of our ordinary shares could delay or prevent proxy contests, mergers, tender offers, or other purchases of our ordinary shares that might otherwise give our shareholders the opportunity to realize a premium over the then-prevailing market price for our ordinary shares. This concentration of ownership may also adversely affect our share price.

     In 2003, we filed a registration statement with the Securities and Exchange Commission, or SEC, covering the resale by Messrs. Shukhman and Rozenberg of 10,565,651 of our ordinary shares. Were they to sell all of those shares, they would no longer have the ability to direct the voting of those shares, and new management could be elected.

     In addition, because these shares are held by affiliates of the Company, they are not generally considered to be included in the "public float" of the Company's tradable shares. The market price for all shares could drop significantly if and as these shares are sold, or if the market perceives that such a sale as imminent.

OUR PROFITABILITY COULD SUFFER IF THIRD PARTIES INFRINGE UPON OUR PROPRIETARY TECHNOLOGY.

     Our profitability could suffer if third parties infringe upon our intellectual property rights or misappropriate our technologies or trademarks for their own businesses. To protect our intellectual property rights, we rely on a combination of patent, trademark and copyright law, trade secret protection, confidentiality agreements and other contractual arrangements with our employees, affiliates, strategic partners and others. We currently hold two patents in Israel and three patents in the United States. We have filed additional eight utility patent applications in the United States and a PCT (international) application. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce our intellectual property rights. Moreover, pursuant to current U.S. and Israeli laws, we may not be able to enforce existing non-competition agreements. Effective patent, trademark, copyright and trade secret protection may not be available in every country in which we offer, or intend to offer, our products. Any failure to adequately protect our intellectual property could devalue our proprietary interest and impair our ability to compete effectively. Furthermore, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources.

OUR PRODUCTS MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

     Third parties may assert against us infringement claims or claims that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to them. For example, the ownership by an unaffiliated third party of a valid trademark with respect to the name Metalink, or the use of that name by any unaffiliated third party (whether or not a valid trademark exists), could cause confusion and otherwise have a material adverse effect upon our business and financial condition. We have received from time to time in the past written notices and offers from research institutions, intellectual property holding firms and others claiming to have patent rights in certain technology and inviting us to license this technology and related patent rights for use in our products and methods. Such notices have also been sent to our customers. We have responded directly, or indirectly through our customers, to all of these notices. None of these notices has resulted in litigation against us. We cannot assure you that any of these or other third-parties will not pursue litigation or assert their patent and other intellectual property rights against us in the future. We have certain indemnification obligations to customers with respect to infringement of third-party patents and intellectual property rights by our products. We cannot assure you that our potential obligations to indemnify such customers will not harm us, our business or our financial condition and results of operations. The results of any litigation are inherently uncertain. Any successful infringement claim or litigation against us could result in the expenditure of significant financial and managerial resources.

OUR PRODUCTS MAY REQUIRE LICENSING OF THE INTELLECTUAL PROPERTY RIGHTS OF
OTHERS.

     We incorporate certain third party technology into our products, including memory cells, input/output cells, digital and analog cores. Were we unable to use or license these technologies on commercially viable terms, we could sustain damage to our margins. If these third party technologies contain or develop defects, we may be subject to warranty or other claims that could damage our business.

WE MAY ENCOUNTER DIFFICULTIES WITH ACQUISITIONS, WHICH COULD HARM OUR BUSINESS.

     We may make investments in complementary companies, products or technologies. If we acquire a company, we may have difficulty integrating that company's personnel, operations, products and technologies. These difficulties may disrupt our ongoing business, distract our management and employees and increase our expenses.

VOLATILITY OF OUR SHARE PRICE COULD ADVERSELY AFFECT OUR SHAREHOLDERS.

     The market price of our ordinary shares is likely to be highly volatile and could be subject to wide fluctuations in response to numerous factors, including the following:

     o actual or anticipated variations in our quarterly operating results or those of our competitors;

     o    announcements by us or our competitors of technological innovations;

     o    introduction and adoption of new industry standards;

     o    introductions of new products by us or our competitors;

     o announcements by us or by securities analysts of changes in financial estimates;

     o    conditions or trends in our industry;

     o    changes in the market valuations of our competitors;

     o    announcements by us or by our competitors of significant acquisitions;

     o entry into strategic partnerships or joint ventures by us or by our competitors;

     o    additions or departures of key personnel;

     o    change in the status of our intellectual property rights;

     o    sales of ordinary shares;

     o    stock market price and volume fluctuations;

     o    announcements by us or by our competitors of significant events; or

     o    sales by controlling shareholders.

     Many of these factors are beyond our control and may materially adversely affect the market price of our ordinary shares, regardless of our performance.

     As a result, investors may not be able to resell their ordinary shares following periods of volatility because of the market's adverse reaction to that volatility. In addition, the stock market in general, and the market for Israeli and technology companies in particular, has been highly volatile. We cannot assure you that our ordinary shares will trade at the same levels of shares of other technology companies or that shares of technology companies in general will sustain their current market prices.

OUR ORDINARY SHARES ARE LISTED FOR TRADING ON MORE THAN ONE MARKET AND THIS MAY RESULT IN PRICE VARIATIONS.

     Our ordinary shares have been listed for trading on the NASDAQ Global Market, or NASDAQ, since December 2, 1999. As of December 3, 2000, our ordinary shares have also been listed for trading on the Tel Aviv Stock Exchange, or TASE. Trading in our ordinary shares on these markets is made in different currencies (U.S. dollars on NASDAQ and New Israeli Shekels on TASE) and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Israel). The trading prices of our ordinary shares on these two markets often differ, resulting from the factors described above, as well as differences in exchange rates. Any decrease in the trading price of our ordinary shares on one of these markets could cause a decrease in the trading price of our ordinary shares on the other market. Volatility of the price of our ordinary shares on either market is likely to be reflected on the price of our ordinary shares on the other market.

IF WE ARE CHARACTERIZED AS A PASSIVE FOREIGN INVESTMENT COMPANY, OUR U.S. SHAREHOLDERS MAY SUFFER ADVERSE TAX CONSEQUENCES.

     If, for any taxable year, our passive income, or our assets that produce passive income, exceed specified levels, we may be characterized as a Passive Foreign Investment Company ("PFIC") for U.S. federal income tax purposes. We were a PFIC during the years 2002 and 2003, but not in the years 2004, 2005 and 2006. We have not yet determined whether we are likely to be characterized as a PFIC for 2007.

     These considerations, and other tax considerations, are described in additional detail under the caption "Taxation" at Item 10(E) of our Annual Report on Form 20-F for the year ended December 31, 2006.

WE HAVE NOT YET COMPLETED OUR EVALUATION OF OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING UNDER SECTION 404 OF THE SARBANES-OXLEY ACT; IF WE ARE UNABLE TO SATISFY THE REQUIREMENTS OF SECTION 404, OR OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING ARE NOT EFFECTIVE, THE RELIABILITY OF OUR FINANCIAL STATEMENTS MAY BE QUESTIONED AND OUR STOCK PRICE MAY SUFFER.

     We are considered a "non-accelerated filer" under applicable SEC rules. As such, we are required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002 in the following manner: (1) reporting by management under Section 404(a) of the Sarbanes-Oxley Act will be required for the fiscal year ending on December 31, 2007, and (2) attestation by our independent auditors under Section 404(b) of the Sarbanes-Oxley Act will be required for the fiscal year ending December 31, 2008. We have begun to evaluate whether our existing internal controls over financial reporting systems are compliant with Section 404. As a result of this evaluation, we may be required to implement new internal control procedures over financial reporting. We may also experience higher than anticipated operating expenses and fees in this context and may require additional commitment of management's time. Further, we may need to hire additional qualified personnel in order to achieve compliance with Section 404. If we are unable to implement these changes effectively or efficiently, or if our internal controls are found to be ineffective in future periods, it could harm our operations, financial reporting or financial results and could result in our being unable to obtain an unqualified report on internal controls from our independent auditors.

                    RISKS RELATING TO OUR LOCATION IN ISRAEL

CONDITIONS IN ISRAEL AFFECT OUR OPERATIONS AND MAY LIMIT OUR ABILITY TO PRODUCE AND SELL OUR PRODUCTS.

     We are incorporated under the laws of the State of Israel, and our principal offices and research and development facilities are located in Israel. Accordingly, political, economic and military conditions in Israel directly affect our operations.

     Over the past several decades, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Since late 2000, there has been a high level of violence between Israel and the Palestinians which has strained Israel's relationship with its Arab citizens, Arab countries and, to some extent, with other countries around the world. The recent election of representatives of the Hamas movement to a majority of the seats in the Palestinian Legislative Council has created additional unrest and uncertainty in the region. Further, in the summer of 2006, Israel engaged in a war with Hezbollah, a Lebanese Islamist Shiite militia group, which involved thousands of missile strikes and disrupted most day-to-day civilian activity in northern Israel. Any armed conflicts or political instability in the region, including acts of terrorism or any other hostilities involving or threatening Israel, would likely negatively affect business conditions and could make it more difficult for us to conduct our operations in Israel, which could increase our costs and adversely affect our financial results.

SOME OF OUR DIRECTORS AND OFFICERS AS WELL AS MANY OF OUR ISRAELI EMPLOYEES ARE OBLIGATED TO PERFORM ANNUAL MILITARY RESERVE DUTY IN ISRAEL. WE CANNOT ASSESS THE POTENTIAL IMPACT OF THESE OBLIGATIONS ON OUR BUSINESS.

     Some of our directors, officers and employees are currently obligated to perform annual reserve duty and are subject to being called to active duty at any time under emergency circumstances and could be required to serve in the military for extended periods of time. Our operations could be disrupted by the absence for a significant period of time of one or more of our officers or key employees, or a significant number of other employees because of military service. The full impact on our workforce or business if some of our officers and employees are called upon to perform military service, especially in times of national emergency, is difficult to predict. Any disruption in our operations as the result of military service by directors, officers or employees could harm our business.

PROVISIONS OF ISRAELI LAW MAY DELAY, PREVENT OR COMPLICATE MERGER OR ACQUISITION ACTIVITY, WHICH COULD DEPRESS THE MARKET PRICE OF OUR SHARES.

     Provisions of Israeli corporate and tax law may have the effect of delaying, preventing or making an acquisition of our company more difficult. For example, under the Israeli Companies Law, upon the request of a creditor of either party to a proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger. This could cause our ordinary shares to trade at prices below the price for which third parties might be willing to pay to gain control of us since third parties who are otherwise willing to pay a premium over prevailing market prices to gain control of us may be unable or unwilling to do so because of these provisions of Israeli law. See Item 10(B). "Additional Information - Memorandum and Articles of Association - Change of Control" of our Annual Report on Form 20-F for the year ended December 31, 2006.

BECAUSE SUBSTANTIALLY ALL OF OUR REVENUES ARE GENERATED IN U.S. DOLLARS WHILE A SIGNIFICANT PORTION OF OUR EXPENSES ARE INCURRED IN NEW ISRAELI SHEKELS (NIS) OUR RESULTS OF OPERATIONS MAY BE SERIOUSLY HARMED IF THE RATE OF INFLATION IN ISRAEL EXCEEDS THE RATE OF DEVALUATION OF THE NIS AGAINST THE U.S. DOLLAR OR IF THE NIS IS APPRECIATED AGAINST THE U.S. DOLLAR.

     We generate substantially all of our revenues in dollars, but we incur a significant portion of our expenses, principally salaries, related personnel expenses and occupancy expenses in NIS. As a result, we are exposed to the risk that our dollar costs in Israel will increase if the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the dollar or that the timing of this devaluation lags behind inflation in Israel or that the NIS is appreciated against the dollar. Historically, over time, the NIS has been devalued against the dollar, generally reflecting inflation rate differentials. However, in 2006, the dollar depreciated against the NIS by 8.2%, while inflation decreased by 0.1%. As a result, our expenses increased in dollar terms. Likewise, our operations could be adversely affected if we are unable to guard against currency fluctuations in the future.

     To date, we have not engaged in hedging transactions. In the future, we might enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the dollar against the NIS. We cannot guarantee that we will enter into such transactions in the future or that such measures will adequately protect us from serious harm due to the impact of inflation in Israel.

IT MAY BE DIFFICULT TO ENFORCE A U.S. JUDGMENT AGAINST US, OUR OFFICERS AND DIRECTORS OR TO ASSERT U.S. SECURITIES LAWS CLAIMS IN ISRAEL.

     We are incorporated in Israel, the majority of our executive officers and directors are nonresidents of the United States, and a substantial portion of our assets and the assets of these persons are located outside the United States. Consequently, service of process upon our directors and officers named herein may be difficult to effect within the United States because some of these people reside outside the United States. In addition, any judgment obtained in the United States against us or these individuals or entities may not be enforceable within the United States.

     It may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.

     Subject to specified time limitations, Israeli courts may enforce a U.S. final judgment in a civil matter, provided that:

          o    the judgment is enforceable in the state in which it was given;

          o adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard;

          o the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

          o the judgment was not obtained by fraudulent means and does not conflict with any other valid judgment in the same matter between the same parties; and

          o an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the U.S. court.

WE DERIVE CERTAIN TAX BENEFITS UNDER ISRAELI LAW FROM OUR STATUS AS AN "APPROVED ENTERPRISE", IN ADDITION TO OTHER TAX AND PROGRAM BENEFITS UNDER ISRAELI LAW. SUCH BENEFITS MAY REQUIRE US TO SATISFY CERTAIN CONDITIONS, OR MAY BE REDUCED OR ELIMINATED IN THE FUTURE. OUR POTENTIAL TAX LIABILITY COULD INCREASE IF WE FAIL TO MEET SUCH CONDITIONS, OR IF SUCH PROGRAMS ARE REDUCED OR ELIMINATED.

     Several of our capital investments have been granted "approved enterprise" status under the Israeli Law for the Encouragement of Capital Investments, 1959, or the Investments Law. An approved enterprise is eligible for tax benefits on taxable income derived from its approved enterprise programs. The benefits available to an approved enterprise are dependent upon the fulfillment of conditions stipulated in applicable law and the certificate of approval. If we fail to comply with these conditions, in whole or in part, with respect to any approved enterprise program we establish, we may be required to pay additional taxes for the period in which we benefited from the tax exemption or reduced tax rates and we would likely be denied these benefits in the future. This could harm our business and our profitability. In addition, the Israeli government may reduce or eliminate in the future tax benefits available to approved enterprise programs. Our approved enterprise program and the tax benefits thereunder may not continue in the future at their current levels or at any level. The termination or reduction of these tax benefits would likely increase our taxes.

SINCE WE RECEIVE GOVERNMENT GRANTS FOR RESEARCH AND DEVELOPMENT EXPENDITURES, WE ARE SUBJECT TO ONGOING RESTRICTIONS AND CONDITIONS, INCLUDING RESTRICTIONS ON OUR ABILITY TO MANUFACTURE PRODUCTS AND TRANSFER TECHNOLOGIES OUTSIDE OF ISRAEL. SUCH GRANTS MAY BE TERMINATED OR REDUCED IN THE FUTURE, WHICH WOULD INCREASE OUR COSTS.

     We have received royalty-bearing grants from the Government of Israel through the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor for the financing of a significant portion of our research and development expenditures in Israel and we intend to apply for additional grants in the future. To maintain our eligibility for these grants we must continue to meet several conditions under the grant programs, including paying royalties with respect to the grants received. If we fail to comply with any of the conditions imposed by the Chief Scientist, we may be required to refund any payments previously received, together with interest and penalties.

     In addition, the terms of the Chief Scientist grants limit our ability to manufacture products or transfer technologies, outside of Israel, if such products or technologies were developed using know-how developed with or based upon Chief Scientist grants. Any non-Israeli who becomes a holder of 5% or more of our share capital is generally required to notify the Chief Scientist and to undertake to observe the law governing the grant programs of the Chief Scientist, the principal restrictions of which are the transferability limits described above in this paragraph.

     These programs may not continue in the future at their current levels or at any level. From time to time, we may submit requests for new grants from the Chief Scientist. These requests might not be approved, particularly in light of the reduction in government spending in Israel. The termination or reduction of these grants could materialy harm our financial condition and results of operations.

                         CAPITALIZATION AND INDEBTEDNESS

     The table below sets forth our unaudited consolidated debt and capitalization, determined in accordance with U.S. GAAP, as of June 30, 2007 and as adjusted to give effect to the estimated net proceeds from the sale of 3,200,000 ordinary shares to the selling shareholders on August 8, 2007. The information in this table should be read in conjunction with and is qualified by reference to the consolidated financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

                                June 30, 2007      June 30, 2007
                                  ----------        ----------
        UNAUDITED                   Actual          As Adjusted
                                  ----------        ----------
                                (in thousands)     (in thousands)

Short-term debt                   $    5,900        $    5,900
Long-term debt                         3,238             3,238
Total shareholders' equity            21,840            39,857
                                  ----------        ----------
Total capitalization              $   30,978        $   48,995
                                  ----------        ----------

                                 USE OF PROCEEDS

     This prospectus relates to the disposition by the selling shareholders of up to 4,160,000 of our ordinary shares, of which 3,200,000 ordinary shares are outstanding and up to 960,000 ordinary shares are issuable upon exercise of warrants. We will not receive any of the proceeds from the sale by the selling shareholders of our ordinary shares. We will, however, receive proceeds from the exercise of the warrants, if and when exercised, at the rate of $8.00 per share (based on the current exercise price), which we intend to use for working capital and general corporate purposes.

                                MARKET PRICE DATA

     Our ordinary shares have traded on the NASDAQ Global Market (formerly known as the NASDAQ National Market) since our initial public offering on December 2, 1999. As of December 3, 2000, our ordinary shares have also been listed on the Tel Aviv Stock Exchange.

     The following table sets forth the high and low closing prices for our ordinary shares as reported by the NASDAQ Global Market for the periods indicated:

                                     HIGH               LOW
                                  ----------        ----------

FIVE MOST RECENT YEARS
2002                              $     6.50        $     1.71
2003                              $     8.32        $     2.74
2004                              $     9.05        $     4.20
2005                              $     5.72        $     3.85
2006                              $     6.49        $     4.36

EIGHT MOST RECENT QUARTERS
Third Quarter 2005                $     4.71        $     3.95
Fourth Quarter 2005               $     4.98        $     3.85
First Quarter 2006                $     5.18        $     4.36
Second Quarter 2006               $     6.49        $     5.00
Third Quarter 2006                $     5.99        $     5.13
Fourth Quarter 2006               $     6.23        $     5.10
First Quarter 2007                $     6.76        $     5.70
Second Quarter 2007               $     6.74        $     5.29

MOST RECENT SIX MONTHS
February 2007                     $     6.21        $     6.04
March 2007                        $     6.76        $     5.85
April 2007                        $     6.74        $     6.12
May 2007                          $     5.96        $     5.61
June 2007                         $     5.80        $     5.29
July 2007                         $     8.79        $     5.48

The following table sets forth the high and low closing sale prices for our ordinary shares as reported by the Tel Aviv Stock Exchange for the periods indicated. The translation into dollars is based on the daily representative rate of exchange on the date of the relevant closing price, as published by the Bank of Israel:

                                       HIGH                     LOW
                                --------------------    --------------------
                                   $          NIS          $          NIS

FIVE MOST RECENT YEARS
2002                              6.33       28.59        1.67        8.00
2003                              8.48       38.39        2.55       12.11
2004                              9.37       41.03        4.09       18.24
2005                              5.81       25.31        3.93       17.71
2006                              6.42       28.48        4.40       20.77

EIGHT MOST RECENT QUARTERS
Third Quarter 2005                4.63       21.02        3.93       17.71
Fourth Quarter 2005               5.14       23.61        3.90       18.06
First Quarter 2006                5.22       24.00        4.40       20.77
Second Quarter 2006               6.42       28.48        4.96       22.53
Third Quarter 2006                6.03       26.47        5.13       22.12
Fourth Quarter 2006               6.26       26.30        5.22       22.25
First Quarter 2007                6.78       28.41        5.62       23.75
Second Quarter 2007               7.08       29.29        5.38       22.30

MOST RECENT SIX MONTHS
February 2007                     6.25       26.50        6.16       25.78
March 2007                        6.78       28.41        5.85       24.70
April 2007                        7.08       29.29        6.17       24.78
May 2007                          6.02       24.33        5.59       22.52
June 2007                         5.86       24.00        5.38       22.30
July 2007                         8.50       36.06        5.44       23.11

                              SELLING SHAREHOLDERS

     The registration statement of which this prospectus forms a part covers up to 4,160,000 ordinary shares. The selling shareholders named below may sell some or all or none of the ordinary shares listed below.

     The shares offered by this prospectus were issued or are issuable to the respective selling shareholders in connection with a private placement that closed on August 8, 2007 (the "Private Placement"). In the Private Placement, we issued to the selling shareholders an aggregate of 3,200,000 ordinary shares in consideration for an aggregate of $19.2 million, or $6.00 per share. In addition, we issued to these investors warrants, exercisable until August 7, 2012, to purchase an aggregate of an additional 800,000 ordinary shares (the "Warrants") at an exercise price of $8.00 per share, subject to certain adjustments, including an antidilution adjustment in the event that we issue securities at a price per share lower than the exercise price. Consistent with NASDAQ rules, such adjustment(s) is conditioned on the approval of our shareholders (which we undertook to seek) in the event that such adjustment will result in us issuing more than 19.99% of our outstanding shares (on a pre-issuance basis). We are entitled to force the exercise of the Warrants in the event the market price for our ordinary shares exceeds 150% of the exercise price for 20 out of 30 consecutive trading days with a minimum average daily trading volume for such 30-day period of at least $500,000.

     The ordinary shares and Warrants were issued to the investors in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended, or the Securities Act, including the provisions of Regulation D promulgated thereunder.

     As part of the Private Placement, we undertook to file a registration statement with the SEC to register the resale of the ordinary shares issued to the investors and the ordinary shares issuable upon exercise of the Warrants and to maintain a registration statement in effect in order to allow the investors to freely sell these shares. We also undertook to pay liquidated damages if, among others, such registration statement is not declared effective within a specified period.

     We are registering the ordinary shares in order to permit the selling shareholders to dispose of the shares from time to time. Except as indicated below, to our knowledge, none of the selling shareholders is a director, officer or consultant of ours or holder of 10% or more of our shares, or a broker-dealer or an affiliate of a broker-dealer. The information provided in the table below with respect to each selling shareholder has been obtained from that selling shareholder. Because the selling shareholders may sell all, some or no portion of the ordinary shares beneficially owed by them, we cannot estimate either the number or percentage of ordinary shares that will be beneficially owned by the selling shareholders following this prospectus. We believe that the selling shareholders have sole voting and investment powers over their ordinary shares, except as indicated below.

     The following table lists the selling shareholders and other information regarding the beneficial ownership of our ordinary shares by each of the selling shareholders as of August 9, 2007. The second and third columns list the number and percentage of ordinary shares beneficially owned by each selling shareholder, based on each selling shareholder's ownership of ordinary shares and warrants, assuming full exercise of the warrants held by each selling shareholder on that date, without regard to any limitations on exercise.

     In accordance with the terms of the purchase agreements with the selling shareholders, this prospectus generally covers the resale of that number of ordinary shares issued to the selling shareholders as well as at least that number of ordinary shares equal to 120% of the number of ordinary shares issuable upon exercise of the warrants. Because the exercise price and number of shares underlying the warrants may be adjusted pursuant to their terms, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

     FOR A MORE COMPLETE DESCRIPTION OF THE PRIVATE PLACEMENT AS WELL AS THE WARRANTS, PLEASE SEE THE FORM OF PURCHASE AGREEMENTS AND WARRANTS, WHICH WERE FILED AS EXHIBIT 99.2 AND 99.3, RESPECTIVELY, TO OUR REPORT ON FORM 6-K, SUBMITTED TO THE SEC ON AUGUST 6, 2007.

     The fifth and sixth columns of the following table assume the sale of all of the ordinary shares offered by the selling shareholders pursuant to this prospectus. The selling shareholders may sell all, some or none of their ordinary shares in this offering.

                                                                     MAXIMUM
                                                     PERCENTAGE     NUMBER OF       NUMBER OF    PERCENTAGE
                                    NUMBER OF       OF ORDINARY     ORDINARY        ORDINARY    OF ORDINARY
                                ORDINARY SHARES        SHARES     SHARES OFFERED     SHARES        SHARES
                                  BENEFICIALLY      BENEFICIALLY   PURSUANT TO    BENEFICIALLY  BENEFICIALLY
                                  OWNED PRIOR       OWNED PRIOR        THIS        OWNED AFTER   OWNED AFTER
NAME OF SELLING SHAREHOLDER      TO OFFERING(1)    TO OFFERING(2)  PROSPECTUS(3)    OFFERING      OFFERING
----------------------------        ---------          --------       --------      --------      --------
LibertyView Special
Opportunities Fund, LP (4)             87,520(5)              *         86,674         4,180             *
LibertyView Funds, LP (4)              74,310(6)              *         73,672         3,471             *
LibertyView Socially
Responsible Fund, LP (4)               26,225(7)              *         26,002         1,223             *
Trust D (for a portion of the
assets of the Kodak
Retirement Income Plan)                30,657(8)              *         30,336         1,488             *
Fort Mason Master, LP (9)             489,110(10)           2.1%       508,674             0             *
Fort Mason Partners, LP(9)             31,715(11)             *         32,984             0             *
Enable Growth Partners LP             354,152(12)           1.5%       368,318             0             *
Enable Opportunity Partners LP         41,665(13)             *         43,332             0             *
Pierce Diversified Strategy            20,833(14)             *         21,666             0             *
Master Fund LLC, Ena
JDS Capital, LP                     1,525,100(15)           6.5%       650,000       900,100           3.8%
Investcorp Interlachen
Multi-Strategy Master Fund
Limited (16)                          312,525(17)           1.3%       325,026             0             *
CCM Master Qualified Fund, Ltd      1,139,580(18)           4.9%       541,658       618,755           2.6%
Radcliffe SPC, Ltd. for and
on behalf of the Class A
Segregated Portfolio (19)             354,150(20)           1.5%       368,316             0             *
Steelhead Invesments Ltd. (21)      1,041,675(22)           4.4%     1,083,342             0             *

-------------
* Less than 1%

     (1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Subject to the last sentence in this footnote, the number of shares owned by any shareholder or group named above includes the shares underlying options and other rights to acquire ordinary shares held by such person(s) that are exercisable within 60 days of August 9, 2007, but such underlying shares are not deemed outstanding for computing the percentage of any other person. Under the terms of the warrants, a selling shareholder may not exercise the warrants, to the extent such exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding shares following such exercise. The number of shares in the second column does not reflect this limitation.

     (2) The percentages shown are based on 23,376,532 Ordinary Shares issued and outstanding as of August 9, 2007.

     (3) Includes 120% of the 800,000 ordinary which are issuable upon exercise of warrants granted to the selling shareholders pursuant to agreement between the Registrant and the selling shareholders.

     (4) Neuberger Berman Asset Management, LLC ("NBAM"), the general partner of the selling shareholder, is an affiliate of Neuberger Berman, LLC ("NB") a broker-dealer. NBAM and NB's ultimate parent is Lehman Brothers Holdings, Inc. The selling shareholder does not have any agreement or understanding, directly or indirectly, with any person to distribute the Ordinary Shares.

     (5) Includes 16,668 Ordinary Shares issuable upon exercise of Warrants related to the Private Placement, exercisable at an exercise price of $8.00 per ordinary share.

     (6) Includes 14,168 Ordinary Shares issuable upon exercise of Warrants related to the Private Placement, exercisable at an exercise price of $8.00 per ordinary share.

     (7) Includes 5,000 Ordinary Shares issuable upon exercise of Warrants related to the Private Placement, exercisable at an exercise price of $8.00 per ordinary share.

     (8) Includes 5,834 Ordinary Shares issuable upon exercise of Warrants related to the Private Placement, exercisable at an exercise price of $8.00 per ordinary share.

     (9) The shares listed herein are owned by Fort Mason Master, L.P. and Fort Mason Partners, L.P. (collectively, the "Fort Mason Funds"). Fort Mason Capital, LLC serves as the general partner of each of the Fort Mason Funds and, in such capacity, exercises sole voting and investment authority with respect to such shares. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC and Mr. German each disclaim beneficial owners.

     (10) Includes 97,822 Ordinary Shares issuable upon exercise of Warrants related to the Private Placement, exercisable at an exercise price of $8.00 per ordinary share.

     (11) Includes 6,343 Ordinary Shares issuable upon exercise of Warrants related to the Private Placement, exercisable at an exercise price of $8.00 per ordinary share.

     (12) Includes 70,830 Ordinary Shares issuable upon exercise of Warrants related to the Private Placement, exercisable at an exercise price of $8.00 per ordinary share.

     (13) Includes 8,333 Ordinary Shares issuable upon exercise of Warrants related to the Private Placement, exercisable at an exercise price of $8.00 per ordinary share.

     (14) Includes 4,167 Ordinary Shares issuable upon exercise of Warrants related to the Private Placement, exercisable at an exercise price of $8.00 per ordinary share.

     (15) Includes 125,000 Ordinary Shares issuable upon exercise of Warrants related to the Private Placement, exercisable at an exercise price of $8.00 per ordinary share.

     (16) Interlachen Capital Group LP is the trading manager of Investcorp Interlachen Multi-Strategy Master Fund Limited and has voting and investment discretion over securities held by Investcorp Interlachen Multi-Strategy Master Fund Limited. Andrew Farley in his role as Chief Investment Officer of Interlachen Capital Group LP has voting control and investment discretion over securities held by Investcorp Interlachen Multi-Strategy Master Fund Limited. Interlachen Capital Group LP and Andrew Farley disclaim beneficial ownership of the securities held by Investcorp Interlachen Multi-Strategy Master Fund Limited.

     (17) Includes 62,505 Ordinary Shares issuable upon exercise of Warrants related to the Private Placement, exercisable at an exercise price of $8.00 per ordinary share.

     (18) Includes 104,165 Ordinary Shares issuable upon exercise of Warrants related to the Private Placement, exercisable at an exercise price of $8.00 per ordinary share.

     (19) Pursuant to an investment management agreement, RG Capital Management, L.P. ("RG Capital") serves as the investment manager of Radcliffe SPC, Ltd.'s Class A Segregated Portfolio. RGC Management Company, LLC ("Management") is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the Securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio.

     (20) Includes 70,830 Ordinary Shares issuable upon exercise of Warrants related to the Private Placement, exercisable at an exercise price of $8.00 per ordinary share.

     (21) HBK Investments L.P., a Delaware limited partnership, has shared voting and dispositive power over registrable securities pursuant to and investment management agreement between HBK Investments L.P. and Steelhead Investments Ltd. HBK Investments L.P.has delegated discretion to vote and dispose of the registrable securities to HBK Services LLC. The following individuals may be deemed to have control over HBK Investments L.P.: Jamiel A. Akhtar, Richard L. Booth, David C. Haley. Lawrence H. Lebowitz, and William E. Rose.

     (22) Includes 208,335 Ordinary Shares issuable upon exercise of Warrants related to the Private Placement, exercisable at an exercise price of $8.00 per ordinary share.

         OFFER STATISTICS, EXPECTED TIME TABLE AND PLAN OF DISTRIBUTION

     We are registering the ordinary shares offered hereby on behalf of the selling shareholders. As used herein, "selling shareholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a named selling shareholder as a gift, pledge, partnership distribution or other transfer. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by our company, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares offered hereby which will be borne by the selling shareholders. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

     o on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

     o    in the over-the-counter market;

     o in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

     o through the writing of options, whether such options are listed on an options exchange or otherwise;

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o    short sales;

     o    sales pursuant to Rule 144;

     o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares offered hereby by the selling shareholders.

     The selling shareholders may enter into hedging transactions with regard to the shares offered hereby. In connection with such transactions the counterparties to such transactions may engage in short sales of the shares offered hereby or of securities convertible into or exchangeable for such shares in the course of hedging positions they assume with selling shareholders. The selling shareholders may also enter into other transactions which require the delivery of the shares offered by this prospectus, which shares such counterparties may resell pursuant to this prospectus (as amended or supplemented, if necessary, to reflect such transaction).

     The selling shareholders may effect these transactions by selling the shares offered hereby directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary brokerage commissions).

     The selling shareholders and any broker-dealers that act in connection with the sale of the shares offered hereby may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the disposition of the shares offered hereby sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling shareholder against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares offered hereby against certain liabilities, including liabilities arising under the Securities Act.

     The selling shareholders will be subject to the prospectus delivery requirements of the Securities Act, unless an exemption therefrom is available. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Selling shareholders also may resell all or a portion of the shares offered hereby in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144 or another exemption under the Securities Act.

     Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     o the name of each such selling shareholder and of the participating broker-dealer(s);

     o    the number of shares involved;

     o    the initial price at which such shares were sold;

     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     o    other facts material to the transaction.

     In addition, upon our being notified by a selling shareholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.

     Under the securities laws of some states, the ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that any selling shareholder will sell any or all of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.

     The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

     Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

                    EXPENSES ASSOCIATED WITH THE REGISTRATION

     We have agreed to bear all expenses relating to the registration of the ordinary shares registered pursuant to the registration statement of which this prospectus is a part. We estimate these expenses to be approximately $78,931.32, which includes the following categories of expenses:

     SEC registration fee                                  $   931.32

     Printing and photocopying fees                        $ 2,000.00

     Legal fees and expenses                               $70,000.00

     Accounting fees and expenses                          $ 4,000.00

     Transfer agent and registrar fees and expenses        $ 2,000.00
                                                           ----------
              Total Expenses                               $78,931.32
                                                           ==========

                 FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

     Israeli law and regulations do not impose any material foreign exchange restrictions on non-Israeli holders of our ordinary shares. In May 1998, a new "general permit" was issued under the Israeli Currency Control Law, 1978, which removed most of the restrictions that previously existed under such law, and enabled Israeli citizens to freely invest outside of Israel and freely convert Israeli currency into non-Israeli currencies.

     Non-residents of Israel who purchase our ordinary shares will be able to convert dividends, if any, thereon, and any amounts payable upon our dissolution, liquidation or winding up, as well as the proceeds of any sale in Israel of our ordinary shares to an Israeli resident, into freely repatriable dollars, at the exchange rate prevailing at the time of conversion, provided that the Israeli income tax has been withheld (or paid) with respect to such amounts or an exemption has been obtained.

                                     EXPERTS

     The financial statements incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2006 have been audited by Brightman Almagor & Co., a member of Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

     The law firm of Goldfarb, Levy, Eran, Meiri & Co. of Tel Aviv, Israel, has passed on the validity of the ordinary shares offered hereby.

                                MATERIAL CHANGES

     Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2006 and in our subsequent Reports on Form 6-K furnished under the Exchange Act and incorporated by reference herein, no reportable material changes have occurred since December 31, 2006.

       WHERE YOU CAN BEST FIND MORE INFORMATION; INCORPORATION OF CERTAIN
                            INFORMATION BY REFERENCE

     This prospectus is a part of a registration statement on Form F-3 that we filed with the SEC under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statements and the exhibits and schedules thereto. As such we make reference in this prospectus to the registration statements and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the registration statements and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statements or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

     We file annual and special reports and other information with the SEC (File Number 000-30394). These filings contain important information, which does not appear in this prospectus.

     For further information about us, you may read and copy any document filed with or furnished to the SEC by us at the SEC's public reference room at 100 F Street, N.E., Washington D.C. 20549, Room 1580. Our SEC filings are also available to the public through the SEC's web site at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington D.C. and in other locations.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

     o Our Annual Report on Form 20-F for the fiscal year ended December 31, 2006 filed with the SEC on May 29, 2007;

     o Our Reports on Form 6-K submitted to the SEC on June 5, 2007; July 2, 2007; July 16, 2007; August 6, 2007 (two reports) and August 8, 2007; and

     o The description of our ordinary shares contained in our Registration Statement on Form 8-A, filed with the SEC on November 29, 1999, including any other amendment or report filed for the purpose of updating such description.

     In addition, we may incorporate by reference into this prospectus our reports on Form 6-K submitted after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

     Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

     We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Metalink Ltd., Yakum Business Park, Yakum 60972, Israel; Attn.: General Counsel; Tel. (972)(9) 960-5415. You may also obtain information about us by visiting our website at http://www.mtlk.com. INFORMATION CONTAINED IN OUR WEBSITE IS NOT PART OF THIS PROSPECTUS.

     We are an Israeli company and are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) until November 4, 2002, we were not required to make, and did not make, our SEC filings electronically, so that those filings are not available on the SEC's website. However, since that date, we have been making all required filings with the SEC electronically, and these filings are available over the Internet at the SEC's website at http://www.sec.gov. Information contained in such website is not part of this prospectus.

                       ENFORCEABILITY OF CIVIL LIABILITIES

     Service of process upon us and our directors and officers and the Israeli experts named in this prospectus, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, since a substantial portion of our assets, almost all of our directors, some of the officers and the Israeli experts are located outside the United States, any judgment obtained in the United States against us or these individuals or entities may not be collectible within the United States.

     There is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act in original actions instituted in Israel. However, subject to certain time limitations and other conditions, Israeli courts may enforce final judgments of U.S. courts for liquidated amounts in civil matters, including judgments based upon the civil liability provisions of those Acts.

     We have irrevocably appointed our subsidiary, Metalink Inc. as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

EXCULPATION OF OFFICE HOLDERS

Under the Israeli Companies Law, an Israeli company may not exempt an office holder from liability with respect to a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care (except in connection with distributions), provided that the articles of association of the company allow it to do so. Our articles of association allow us to exempt our office holders to the fullest extent permitted by law.

OFFICE HOLDER INSURANCE

Our articles of association provide that, subject to the provisions of the Israeli Companies Law, we may enter into a contract for the insurance of the liability of any of our office holders with respect to an act performed in the capacity of an office holder for:

     o    a breach of his duty of care to us or to another person;

     o a breach of his duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice our interests; or

     o    a financial liability imposed upon him in favor of another person.

INDEMNIFICATION OF OFFICE HOLDERS

Subject to certain qualifications, the Israeli Companies Law also permits us to indemnify an office holder for acts or omissions committed in his or her capacity as an office holder of the company for:

     o a financial liability imposed on him in favor of another person by any judgement, including a settlement or an arbitrator's award approved by a court. Such indemnification may be approved (i) after the liability has been incurred, or (ii) in advance, provided that our undertaking to indemnify is limited to events that our board of directors believes are foreseeable in light of our actual operations at the time of providing the undertaking and to a sum or criterion that our board of directors determines to be reasonable under the circumstances;

     o reasonable litigation expenses, including attorneys' fees, expended by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either (i) concluded without the imposition of any financial liability in lieu of criminal proceedings, or (ii) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent; and

     o reasonable litigation expenses, including attorneys' fees, expended by the office holder or charged to him or her by a court, resulting from the following: proceedings we institute against him or her or instituted on our behalf or by another person; a criminal indictment from which he or she was acquitted; or a criminal indictment in which he or she was convicted for a criminal offense that does not require proof of intent.

LIMITATIONS ON INSURANCE AND INDEMNIFICATION

The Israeli Companies Law provides that a company may not exculpate or indemnify an office holder nor enter into an insurance contract, which would provide coverage for any monetary liability incurred as a result of any of the following:

     o a breach by the office holder of his duty of loyalty unless, with respect to insurance coverage or indemnification, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

     o a breach by the office holder of his duty of care if the breach was done intentionally or recklessly, unless the breach was done negligently;

     o any act or omission done with the intent to derive an illegal personal benefit; or

     o    any fine levied against the office holder.

Under the Israeli Companies Law, an undertaking to indemnify or indemnification of, exculpation of, and procurement of insurance coverage for, our office holders must be approved by our audit committee and our board of directors and, in specified circumstances, also by our shareholders.

We have obtained director's and officer's liability insurance with an aggregate coverage limit of $5 million. In addition we entered into indemnification and exculpation agreements with our directors and executive officers in accordance with our articles of association.

ITEM 9. EXHIBITS

     EXHIBIT NO.    DESCRIPTION OF EXHIBIT

     4.1 Memorandum of Association, as amended, (English translation accompanied by Hebrew original) (1)

     4.2            Articles of Association of the Registrant, as amended (2)

     4.3            Form of Ordinary Share Certificate (3)

     4.4 Form of Purchase Agreements entered into by the Registrant and the selling shareholders on August 6, 2007 (4)

     4.5            Form of Warrants issued in connection with the Purchase
                    Agreements (5)

     5.1 Opinion of Goldfarb, Levy, Eran, Meiri & Co. regarding legality of the securities being registered

     23.1           Consent of Brightman Almgor & Co., a member of Deloitte
                    Touche Tohmatsu

     23.2           Consent of Goldfarb, Levy, Eran, Meiri & Co. (contained in
                    Exhibit 5.1)

     24.1 Power of Attorney (included in the signature page of the Registration Statement)*

----------

(1) Filed as Exhibit 4.2 to the Registrant's Registration Statement on Form S-8, filed with the SEC on April 17, 2001, and incorporated herein by reference.

(2) Filed as Exhibit 4.3 to the Registrant's Registration Statement on Form S-8, filed with the SEC on April 17, 2001, and incorporated herein by reference.

(3) Filed as Exhibit 4 to the Registrant's Registration Statement on Form F-1, filed with the SEC on November 10, 1999, and incorporated herein by reference.

(4) Filed as Exhibit 99.2 to the Registrant's Report on Form 6-K, submitted to the SEC on August 6, 2007, and incorporated herein by reference.

(5) Filed as Exhibit 99.3 to the Registrant's Report on Form 6-K, submitted to the SEC on August 6, 2007, and incorporated herein by reference.

ITEM 10. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          PROVIDED, HOWEVER, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bone fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to
          Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

               (i) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

               (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

     (6) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

               (i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

               (ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

               (iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

               (iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Yakum, Israel, on August 14, 2007.

                                            METALINK LTD

                                            By: /s/ Yuval Ruhama
                                            --------------------
                                            Yuval Ruhama
                                            Chief Financial Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yuval Ruhama and Tzvi Shukman, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all subsequent registration statements, and any or all amendments (including post-effective amendments) to this Registration Statement or any such subsequent registration statement, and reports on Form 6-K relating thereto and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file such subsequent registration statements and such amendments, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                TITLE                                   DATE
---------                -----                                   ----

/s/ Tzvi Shukman         Chairman of the Board of Directors      August 14, 2007
--------------------     and Chief Executive Officer
Tzvi Shukman

/s/ Yuval Ruhama         Chief Financial Officer                 August 14, 2007
--------------------
Yuval Ruhama

/s/ Uzi Rozenberg        Director                                August 14, 2007
--------------------
Uzi Rozenberg

/s/ Efi Shenhar          Director                                August 14, 2007
--------------------
Efi Shenhar

/s/ Gideon Barak         Director                                August 14, 2007
--------------------
Gideon Barak

/s/ Naama Zeldis         Director                                August 14, 2007
--------------------
Naama Zeldis

/s/ Joe Markee           Director                                August 14, 2007
--------------------
Joe Markee

/s/ Meir Bar-el          DDirector                               August 14, 2007
--------------------
Meir Bar-El

Metalink Inc.            Authorized Representative in the        August 14, 2007
                         United States

By: /s/ Tzvi Shukman
--------------------
Name: Tzvi Shukman
Title: Director